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                                                                   EXHIBIT 10.11


                              AGREEMENT FOR USE OF
                       ORLANDO ARENA AT ORLANDO CENTROPLEX
                                     BETWEEN
                               THE CITY OF ORLANDO
                                       AND
                              THE ORLANDO PREDATORS

     THIS USE AGREEMENT (the "Agreement") is made and entered into as of this 20th day of May, 1998, by and between the CITY OF ORLANDO, FLORIDA, a Florida municipal corporation (the "City"), and THE ORLANDO PREDATORS ENTERTAINMENT INC., A Florida Corporation (the "Club").


                              W I T N E S S E T H:

     WHEREAS, the City owns and operates the Orlando Arena (the "Arena"); and

     WHEREAS, the Club has requested the use of the Arena to play the home game portion of its football schedule during the 1998, 1999, 2000, 2001 and 2002 seasons of the ARENA FOOTBALL LEAGUE; and

     WHEREAS, the Club's use of the Arena should attract business and tourism to downtown Orlando and create additional economic benefits for the City and its citizens; and

     WHEREAS, the City deems it advantageous for itself and for the citizens of Orlando to permit the Club the non-exclusive use of the Arena together with the rights and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

                            I. TERM AND DESCRIPTION

     SECTION 1.1 TERM. The item of this Agreement shall be for a period of five
(5) years commencing on May 20, 1998 and terminating on May 19, 2003 (unless terminated earlier in accordance with the terms hereof). The Club shall have the option to renew this Agreement for an additional five (5) year term.

     SECTION 1.2 ARENA DESCRIPTION. The Arena, which is the object of this Agreement, is located at 600 W. Amelia Street, Orlando, Florida 32801.


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                        II. USE OF CENTROPLEX FACILITIES

     SECTION 2.1 MAINTAINING A FRANCHISE AND A HOME SCHEDULE. The Club agrees, in exchange for the right to the non-exclusive use of the Arena for the 1998, 1999, 2000, 2001 and 2002 Arena football seasons, that it will take all reasonable actions within its capacity during the term of this Agreement to retain an ARENA FOOTBALL LEAGUE franchise in Orlando to play all home games at the Arena for such seasons.

     SECTION 2.2 USAGE FEES FOR ORLANDO ARENA. During the term of this Agreement, the Club shall have the right to the non-exclusive use of the Arena, during the Arena football season, for the Club to play the home game portions of its regular season and play-off schedule. Each year of the term of this Agreement, the Club shall have the right to promote one (1) Arena Football related event at the Arena for an amount equal to the base rent and in accordance with all other terms and conditions as set forth in this Agreement. In consideration of such right to the non-exclusive use of the Arena the Club's compensation to the City shall be the base rent and usage fee plus taxes as follows:

     Seven thousand five hundred dollars ($7500) base rent or eight and one half percent (8.5%) of gross ticket sales (less applicable taxes), whichever is greater, with a rent cap of Fifteen Thousand dollars ($15,000) for regular season games and a rent cap of Five Thousand dollars ($5,000) for the first round play-offs and Fifteen Thousands dollars ($15,000) for the second round playoffs and Fifteen Thousands dollars ($15,000) for the Arena Bowl game. Rent cap for the Arena Bowl Championship game will be Fifteen Thousand dollars ($15,000) should the Club earn the right to host the event.

     Should the Club raise ticket prices subsequent to the first Arena Football season, the base rent of Seven Thousand Five hundred dollars ($7,500) will be adjusted upward by the percentage increase in the average ticket price for the Club's regular football season. As an example, should the ticket prices increase from an average of Ten dollars ($10) for each regular season football game during the 1998 football season to an average of Twelve and 50/100 dollars ($12.50) for each regular season football game during the 1999 football season, a percentage of twenty-five percent (25%), the base rent will increase from Seven Thousand Five hundred dollars ($7,500) to Nine Thousand Three Hundred Seventy Five Dollars ($9,375) [$7500 x 1.25]. For purposes of this paragraph, "average ticket price" shall be calculated by taking the ticket prices for each classification or level of seating, and multiplying the prices by the actual number of seats within each classification or level of seating, and dividing the sum by the total number of seats in the Arena. The base rent would thus be established as the greater of the minimum


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base rent as calculated above, or eight and one half percent (8.5%) of gross ticket sales, less applicable taxes, but in no event more than a maximum amount determined by applying the calculation described above to the present maximum of Fifteen Thousand dollars ($15,000).

     In addition to the usage fees set forth in section 2.2, the Club shall pay the City for the following plus applicable taxes:

     (A) All technical services excluding house lights and sound technicians at prevailing posted rates;

     (B) All video cabling fees at the rate of $250.00 for each home T.V. and $500.00 for each away T.V.;

     (C) A video package (for a two camera shoot) at $500.00 per game. If a third camera is required, then Club shall pay to rent such third camera and for "slo mo;"

     (D) The cost of complimentary tickets at ten cents ($0.10) each (over the allotment of 2% of the manifested capacity);

     (E)  All Club catering cost and expenses;

     (F) The actual cost of rental of any equipment which the City must rent for the benefit of the Club. In this regard, the City acknowledges that all City owned chain hoist motors and fork lifts can be used by the Club during the term without rent or payment. However, any additional chain hoist motors or other equipment which the City must rent to accommodate the Club shall be paid for by the Club at the City's actual cost for the same;

     (G) All media phones at a cost of $75.00 per phone plus the actual cost of all calls made by the media; provided, however, City agrees to provide to Club three (3) phones for the Club's use at no charge to the Club. However, club will pay for all applicable telephone charges for the free phones.

     SECTION 2.2 SERVICES. In consideration of the payment of the rent as set forth above, and the usage fees set forth in Section 2.2, the City agrees to provide the following services to Club as part of the services covered by the rent and usage fee: all staffing costs, including Law Enforcement, Paramedics/EMTs, Ticket Takers, Ticket Sellers, Ushers and Security (excluding tech as referenced above); all costs associated with the setup and tear down of the field; all costs of clean-up and equipment (including risers, spot lights, and forklifts); and one (1) chain


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hoist motor and three (3) phones as referenced in Section 2.2.

     In addition, the Club shall have access to all locker rooms excluding the Orlando Magic locker room and any permanent IHL home locker room which may be constructed. Both the Club and the visiting team will enter the facility through the west end security entrance.

     The City will make other rooms available to the Club on an as needed basis, based upon the availability of the rooms, subject to the approval of the Director.

     In addition to the foregoing, the Club shall have the right, after notifying Director and obtaining Director's consent, which consent shall not be unreasonably withheld, to cause the home games of the Club in the Arena to be broadcast by radio or television or to be filmed, recorded or video-taped. Such broadcasting, filming, recording or video-taping shall be in accordance with the rules and regulations in effect for such activities within the Arena; however, the Club shall not be charged any fee by the City in connection with the approval of or undertaking by or on behalf of the Club of any of the same.

     The usage fee set forth in Section 2.2 does not include use of Thunder Field or the Citrus Bowl locker locker rooms (the "facilities") by the Club. In addition to the usage fee set forth above, the Club agrees to pay the City $100.00 per week plus tax for use of the facilities on an as available basis. The Club also agrees to reimburse the City for twice a week Citrus Bowl locker room clean-up costs. The Club further agrees to pay for more frequently clean-up of the Citrus Bowl locker room facilities if it is deemed necessary by the centroplex Director. The City may preempt the club's use of the facilities if the City can rent the facilities at posted rates.

     When utilizing the Citrus Bowl locker rooms, the Club shall remove their equipment and goods used at the Eastside locker room, during periods when the locker room is being used by other tenants/users. Whenever possible, the City shall allow the Club to store said equipment and goods in a section of the locker room facility to be designated by the Director. It shall be the responsibility of the Club to move their equipment and goods back and forth between the two locations and to remove their equipment within ten (10) business days after the last game of the season.

     In addition, should the Club use the Citrus Bowl locker room in connection with its practices, the Club shall be responsible for and shall indemnify and save the City harmless from any damage or theft which occurs to the Club's property while located at the Citrus Bowl locker room.


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     All payments due from the Club to the City under the terms of this
Agreement shall be made payable to the City of Orlando within three (3) days of the date of the date of each game and if not paid within three (3) days after written notice, shall bear interest at the rate of eighteen percent (18%) per annum from the date due until paid.

     SECTION 2.4 TICKET SALES. The Ticket Agency currently designated for the City is TicketMaster; however, such Ticket Agency is subject to change by decision of the City only. The exact number of tickets sold for each of the respective Club home games will be finally determined by the Centroplex Box Office's computerized ticket audit. The Club must provide the Centroplex Director with credible documentation evidencing the number of commemorative tickets sold and complimentary tickets issued (including trade tickets) for the respective home game. The Club ticket office shall serve only as a secondary box office for season/group ticket sales and shall not sell any individual game tickets.

     Should the Gross Receipts for any home game be insufficient to cover any and all costs including, but not limited, to those contained in Section 2.2 of the Agreement, then these outstanding monetary obligations will be settled out of the deposit money required under Section 2.6 herein. To the extent the deposit money is insufficient to cover those outstanding monetary obligations, the Club shall pay to the City no later than three (3) business days following after the respective Club home game, all amounts determined by the City to be outstanding.

     SECTION 2.5 PAYMENT. The City agrees to pay the Club three dollars ($3.00) per person for attendance at each game in excess of 9,000, not to exceed ten thousand dollars ($10,000) per game. Attendance will be determined by turnstile count. The City agrees to pay to the Club any money due after the settlement of the event no later than three (3) business days following game.

     The City shall pay the Club its share of the concession income within ten
(10) days after the Club's last home regular season or play-off game.

     SECTION 2.6. DEPOSIT. The Club agrees to pay the City, as consideration for reserving the Arena for the regular-season home schedule dates, a deposit of one thousand dollars ($1,000).

     SECTION 2.7. SCHEDULING PLAYING DATES. For purposes of scheduling events at the Arena, the City acknowledges that the Club is a prime sports oriented user of the Arena and agrees to grant to the Club priority over any other sports team using



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multiple dates during the Arena Football Season (April through August) with the exception of the Orlando Magic.

     SECTION 2.8    FAILURE; IMPOSSIBILITY

     (a) Failure. If the Club fails to use the Arena on a date reserved for a home, playoff game or Arena Football related event and the Club does not notify the City of the anticipated failure at least seven (7) calendar days prior to its scheduled date, then the non-refundable deposit will be applied toward the date the Club failed to use the Arena. The Club shall remain obligated to pay the City the full amount of any monetary obligations due hereunder to the City which are outstanding after each home game and any monetary obligations outstanding at the conclusion of Club's home schedule (or playoffs) for the season. The Club shall have ten (10) calendar days from the date of the Club's scheduled final home game for that season to make payment to City of any outstanding monetary obligations.

     Notwithstanding the Club's compliance with the foregoing, the City may make such other use of the Arena as it desires on the date the Club fails to use the Arena. For any rescheduling of a date on which the Club fails to use the Arena, the Club will be required to pay a fee of two thousand dollars ($2,000) to City, in addition to the usage, at least five (5) calendar days prior to the rescheduled date.

     If the Club is required in writing by the television or cable network televising the game to reschedule any home game and does so reschedule, then it will not be deemed a "failure to use" the Arena and the Club will not be subject to the additional fee referenced above.

     (b) Impossibility. Notwithstanding the provisions of subsection (a), the Club shall be excused and relieved from any monetary obligations owed the City in regard to any Club home game, if the performance of such home game is made impossible, prevented or substantially impeded or interfered with by any law decree of a governmental authority having jurisdiction, public enemy, riot, transportation failure, closing down of the Arena by a governmental authority, disaster, act of God or other like cause beyond the reasonable control of the Club. When such impossibility, prevention or substantial impediment occurs, the Club shall use their best efforts to reschedule the respective home game in cooperation with the City. Notwithstanding anything in this subsection, the Club shall be obligated to pay any Arena preparation costs incurred by the City, if the Club had timely knowledge of such impossibility and did not provide the City with notice of cancellation at least twenty-four (24) hours prior to the commencement of the scheduled home game.



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     SECTION 2.9    CITY'S PERFORMANCE IMPOSSIBLE.     If any law, decree of
any government authority having jurisdiction, public enemy, riot, labor dispute, construction delay, transportation failure, closing down of the Arena by a governmental authority other than the City, disaster, act of God or any other like cause beyond the reasonable control of the City prevents, substantially interferes with or makes it impossible for the City to provide the Arena to the Club for any scheduled home game, then the City shall not be responsible for or liable to the Club for damages resulting from the Club not being able to use the Arena and the Club shall have no obligation to pay the rent and usage fee or any additional fee to the City for such date.

     SECTION 2.10 ARTIFICIAL TURF; CARPETING. The City will use its best efforts to provide the Club access to the Arena prior to the opening game to measure and paint the artificial turf for the floor of the Arena. The City agrees to provide a location for the storage of the turf during the ARENA FOOTBALL LEAGUE season. The City shall make the Arena available to the Club for practice at reasonable times whenever the turf is in place. The Club shall not be required to pay the base rent payment for practice sessions, understanding that all practice sessions are subject to availability. For use of the Arena for its practice sessions, the Club shall reimburse the City a lighting charge of fifty dollars ($50) per hour. Each non-gameday Club practice shall be scheduled in advance with the Director and the Club shall reimburse the City for the cost of the lighting as described above. Unless other arrangements are explicitly approved in advance by the Director, all Club practices shall be closed to the public.

     SECTION 2.11 PARKING RIGHTS; PASSES. For each Club home game, the City reserves to itself exclusively the right to control and charge for parking in facilities controlled by the City and to keep such revenue in its entirety. For each Club home game, the City shall provide to the Club, one hundred and seventy five (175) parking passes free of charge. Any additional parking passes requested will be issued at the posted prevailing rates. The Club shall not resell any parking provided by the City.

     SECTION 2.12 RIGHTS TO NOVELTIES AND PROGRAMS. For all Club events at the Arena, the Club shall retain all rights for the merchandising and sale of programs and novelties. The Club will be required to use the City's designated concessionaire to sell and manage such merchandise items on behalf of the Club, a fee based on a percentage of total sales will be negotiated between the Club and the City for such services.

     SECTION 2.13 ASSUMPTION OF RISK. The placement and storage of Club novelties and programs, and any promotional giveaway items, within the Arena shall be on an as available basis and



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shall be the responsibility of and solely at the risk of the Club.  The City assumes no liability for the theft, damage or spoilage of any stored novelties and programs or other personal property of the Club, unless due to the gross negligence or willful misconduct of the City, and even then only to the extent permitted by law.

     Section 2.14 CONCESSIONS. The City, or its designee, shall manage all concessions, including, but not limited to those for food and beverage. Whenever concession sales exceed Thirty Five Thousand dollars ($35,000), the City agrees to pay the Club an amount equal to twenty percent (20%) of the total net gross proceeds for the sale of food and beverages at the Arena during any Arena football game or Arena football related event promoted by the Club. For the purpose of this paragraph, concessions shall be defined as the sale of all food, beverages (alcoholic and non-alcoholic), candy and similar products to patrons of the Arena. The net gross proceeds shall be defined as the total sales of all concession products for cash or credit and shall include subcontractors commissions, but shall not include total sales of concession products by subcontractors. Net gross proceeds does not include applicable taxes.

     The Club shall not be permitted to bring food and/or beverages, including alcoholic beverages into the Arena and shall purchase any such item from the concessionaire located at the Arena.

     Section 2.15 TICKET ADMINISTRATION. The Club shall be responsible for setting the prices for all categories of tickets available for scheduled Club home games. However, in accordance with the Arena Skybox Agreement between the City and the Orlando Magic, the Club must:

          (A) allow each skybox sublessee to purchase a number of tickets up to the maximum seating capacity permitted in the sublessee's respective skybox; and

          (B) charge a price for each skybox ticket equal to the highest published per seat ticket price being charged per seat anywhere else in the Arena for that event.

     Section 2.16 Audit. At the end of the Club's fiscal year following the completion of the Club's season, the Club shall submit to the City its financial records regarding attendance, ticket sales, ticket prices and other records necessary to determine the total Gross Receipts from the Club's use of the Arena. The Club shall keep true, complete and accurate records in accordance with generally accepted accounting principles.



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     Section 2.17  ADVERTISING

     (A) Temporary Signage; Message Board. The Club shall not, nor shall they allow anyone else to, erect or display any temporary signage or advertisement anywhere inside, outside or connected to the Arena immediately prior to or during any Club home game without the written approval of the Centroplex Director. The City reserves the right to approve any advertisers and the advertising copy with specific concerns regarding illegality, poor taste or potential damage to the City's revenues or the City's reputation. The Club shall have the right to hang temporary signage in the four vomitories. Said signage shall be non-permanent and shall be removed after each home game. Additionally, the Club shall be permitted to place signage on their dasherboards. Unless the Centroplex Director has given written approval, the Club shall not, nor shall they allow anyone else to, display any message or advertisement on the Arena scoreboard message-center during any Club home game which might, in any manner, conflict with third party messages or advertisements already approved by the Centroplex Director. The content of all temporary signage and advertisements and all scoreboard messages and advertisements must be submitted to the Centroplex Director, for written approval, at least seventy-two (72) hours prior to each home game at which they are to be erected or displayed. The written approval of the Centroplex Director shall not be unreasonably withheld; however, such written approval will often depend on whether the rights to erect or display signage, messages or advertisements have previously been assigned exclusively to third parties.

          (B)  Dirigible.

               1. Operation. During their events, the Club may operate and display during the pre-game period, half-time and post-game period one dirigible in the size and shape outlined in Exhibit "1" attached. Any deviation from the dimensions outlined in Exhibit "1" must be submitted to the Centroplex Director for written approval.

               2. Storage. The Club shall be solely responsible for the storage of the dirigible. At the present time, no City-controlled space is available in the Arena for storage of the dirigible.

               3.   Dirigible Insurance.   Prior to display or operation of the
dirigible at the Arena, the Club shall submit written evidence to the City that the dirigible is covered by the Club's liability insurance.

     Section 2.18 BROADCAST FEE; MEDIA REQUESTS. The Club shall retain all broadcast revenue derived from telecasts of Club home





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games emanating from the Arena. As referenced in Section 2.2, the Club shall pay a fee of Two Hundred Fifty dollars ($250.00) per home game. The Club shall remove all equipment from the Centroplex facilities within ten (10) business days after the Club's last home game. Provided, however, if the City has leased the Arena to another user during the period between seven (7) days following such last home game and ten (10) business days following such last home game, then the Club shall remove all equipment from the Arena within seven (7) days following the last home game and shall remove all its equipment from the balance of the Centroplex facilities within ten (10) business days as aforesaid. The only exception to the foregoing is if a league play-off game is scheduled at the Arena for the first Saturday in September, the equipment must be removed within twenty-four hours after the game is played. The Club shall pay the City five hundred dollars ($500.00) for each day that the equipment remains at the Centroplex facilities after the above-referenced deadlines.

     SECTION 2.19  INSURANCE.

     (a) Liability Insurance. The Club shall secure and maintain at all times during the term of this Agreement, at the Club's expense, one or more policies of general liability and auto liability insurance as required below:

          (1) Liability Limits. The limitation of liability shall not be less than Two Million Dollars ($2,000,000) Combined Single Limits (bodily injury and property damage). Property damage liability coverage may have a deductible or self-insurance retention of no more than Fifty-Thousand Dollars ($50,000).

          (2) Coverage. Coverage shall be provided for general liability for any injury, death, damage and/or loss of any sort sustained by any person, organization or corporation (including the Club and any of its officers, employees and agents) in connection with any act or omission upon, or use or occupancy of the Arena and for any activity performed by the Club, its officers, agents, contractors, servants or employees, under this Agreement and shall include, but need not be limited to, premises/operations liability; blanket contractual liability, broad form property damage; independent contractor; automobile liability for owned, leased, hired or nonowned vehicles; products and/or completed operations; personal injury, including coverages A, B and C with no employee exclusion; fire legal liability; and employees as additional insureds. All such insurance shall be primary to any other insurance that may be valid and collectible.

          (3) Authorized Carriers. The insurance described herein shall be obtained from insurance companies duly authorized to issue such policies in the State of Florida and having a financial condition of "XI" or the equivalent as rated from time




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to time by Best's Rating Guide or any successor or substitute rating service accepted by the Club and the City.

          (4) Naming of the City as Additional Insured. The City shall be named as an additional insured in such policy(ies) or an endorsement thereto in the following manner:

          "The City of Orlando is an additional insured for all coverages provided by this policy of insurance and shall be protected by this policy for any claim, suit, injury, death, damage or loss of any sort sustained by a person, organization or corporation in connection with activity upon or use or occupancy of the Arena, as well as any activity performed by the principal insured under and in accordance with this Agreement."

          "The coverages provided by this policy to the City or any other named insured shall not be terminated, reduced or otherwise changed in any respect without providing at least thirty (30) days prior written notice to the City of Orlando, Centroplex Department, 600 West Amelia Street, Orlando, Florida 32801."

     (b)  Evidence of Insurance.   The Club shall deliver to the City a copy of
all policies required hereunder and all endorsements thereto or other evidence to reasonably satisfy the City that the Club has secured or renewed and is maintaining insurance as required by this Agreement as follows:

          (1)  On or before the effective date of this Agreement.

          (2) Within five (5) City business days prior to the expiration or renewal date of each such policy.

          (3) Within five (5) City business days after the Club's receipt of a written request therefor.

     The "ACORD" form of Certificate of Insurance shall not be submitted as such evidence and shall not be deemed to be satisfactory evidence unless the following changes are made on such form:

          (i) The wording at the top of the form, "This certificate is issued as a matter of information only and confers no rights upon the certificate holder.", shall be deleted in its entirety.

          (ii) The wording at the bottom of the form, "Should any of the above described policies be canceled before the expiration date thereof, the issuing company will endeavor to mail thirty (30) days written notice to the below named certificate holder,




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but failure to mail such notice shall impose no obligation of any kind upon the company.", shall be changed to read as follows:

     "Should any of the above described policies be canceled, reduced as to coverage, or otherwise changed before the expiration date thereof, the issuing company shall provide written notice of such action to the below named certificate holder/City of Orlando at least thirty (30) days prior to the effective date of such change or cancellation."


     SECTION 2.20 INDEMNIFICATION. The Club agrees to indemnify and hold the City harmless from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and costs of actions, including reasonable attorneys fees at trial and on appeal, of any kind and nature arising out of or in any way connected with the use or occupancy of the Arena by the Club or its licensees, patrons, employees, agents or invitees.

     SECTION 2.21 OFFICE SPACE. The Orlando Arena currently has designated office space occupied by RDV Sports. Should said office space, or portions of said office space become available for occupancy, the Club shall have the first right of refusal if the City determines not to utilize the office space.

                               III. MISCELLANEOUS

     SECTION 3.1 TAXES. The Club shall pay to the proper authority, before delinquency, all taxes, levies and assessments arising out of or directly related to its use of the Arena or any other City owned property including, but not limited to, taxes arising out of the activity or business conducted therein as a result of or due to the existence of this Agreement between the parties.

     SECTION 3.2 RECITALS. The parties hereto agree that all recitals are true and correct.

     SECTION 3.3 CAPTIONS. The titles of paragraphs herein are for convenience only and do not define or limit their contents.

     SECTION 3.4 WAIVER. Failure on the part of the City to object to any action or non-action on the part of the Club, no matter how long the same may continue, shall not be construed as a waiver of the City's rights hereunder.

     SECTION 3.5 AMENDMENTS. Material amendments to this Agreement may be made only in writing duly approved and executed by the City and the Club.





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     SECTION 3.6    ASSIGNMENT.  The Club shall not assign or otherwise
transfer to another person or entity any of its rights, duties, or obligations under the terms and conditions of this Agreement without the prior approval of the City Council, with such approval shall not be unreasonably withheld. The assignee or transferee assumes and agrees directly with the City to perform all the terms and conditions of this Agreement on the part of the Club, to be performed.

     SECTION 3.7    NO RELATIONSHIP.    In no event shall the City be construed
to be a partner, associate or joint venturer of the Club, or any party associated with the Club. The Club is not an agent of the City for any purpose whatsoever. The Club shall not create any obligation or responsibility on behalf of the City or bind the City in any manner.

     SECTION 3.8    APPLICABLE LAW; VENUE.   This Agreement shall be construed
in accordance with and governed by the laws of the State of Florida. Venue for any action brought hereunder shall be in Orange County, Florida.

     SECTION 3.9 INVALIDITY OF PARTICULAR PROVISION. Should any term, provision, condition or other portion of this Agreement or the application thereof be held to be inoperative, invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall continue in full force and effect.

     SECTION 3.10 STORAGE. All Club equipment shall be removed from the Centroplex facilities within ten (10) business days after the Club's last home game. Provided, however, if the City has leased the Arena to another user during the period between seven (7) days following such last home game and ten
(10) business days following such last home game, then the Club shall remove all equipment from the Arena within seven (7) days following the last home game and shall remove all its equipment from the balance of the Centroplex facilities within ten (10) business days as aforesaid. The Club shall pay the City five hundred dollars ($500.00) for each day that the equipment remains at the Centroplex facilities after the above-referenced deadlines.

     SECTION 3.1 FORCE MAJEUR. If the premises or any part of the Orlando Centroplex is destroyed or damaged by fire or any other cause, or if any other casualty or unforeseen occurrence renders the fulfillment of this Agreement by the City impossible, then this Agreement shall be terminated, the Club shall be liable for rent, charges for support personnel and services, additional utility charges which have accrued only as to the time of termination: provided, however, if such impossibility of performance shall be due to the act or omissions of the Club, its agents, employees, members, licensees, or invitees, then the Club shall be liable for the entire rent charged hereunder as well as all accrued charges in addition to such other damages as may result from such acts or omissions. The Club hereby waives any claim for damages or compensation from the City on account of such termination.

     SECTION 3.12 PREVIOUS AGREEMENTS SUPERSEDED. The terms and conditions of this Agreement supersede the terms, obligations and conditions of any other existing or prior agreement or understanding, written or oral, between the parties regarding the premises.

     IN WITNESS WHEREOF, the City and the Club have duly approved this Agreement and authorized, respectively, the Mayor and City Clerk of the City and the general partner of the Club to execute and deliver this Agreement, all as of the day and year written above.


                                       CITY OF ORLANDO, FLORIDA

                                       By: /s/ ILLEGIBLE
                                           --------------------------
                                           DEPUTY CENTROPLEX DIRECTOR

WITNESS:
/s/ ILLEGIBLE
-----------------------
/S/ ILLEGIBLE
-----------------------
                                       APPROVED AS TO FORM AND LEGALITY
                                       For the use and reliance of the
                                       City of Orlando, Florida only.

                                                                  ,1998
                                       ---------------------------

                                       /s/ ILLEGIBLE
                                       ---------------------------
                                               City Attorney
                                             Orlando, Florida



                                 *  *  *  *  *

                                       ORLANDO PREDATORS ENTERTAINMENT
                                       INC., a Florida Corporation

                                       By Its President:

                                       By: /s/ JACK YOUNGBLOOD
                                          -------------------------------
                                               Jack Youngblood

STATE OF FLORIDA
COUNTY OF ORANGE

     PERSONALLY APPEARED before me, the undersigned authority, Jack Youngblood, well known to me and known by me to be the President of Orlando Predators Entertainment Inc., a Florida Corporation, and acknowledged before me that he executed the foregoing instrument on behalf of the corporation, as its true act and deed, and that he was duly authorized to do so. He is personally known to me or has produced ________________ as identification and did (did not) take an oath.

                                                   /s/ MARK SMITH
                                                 -------------------------------
                                                 Name: Mark Smith
                                                 Notary Public, State of Florida
                                                 Notary Commission No. CC497988
                                                 My Commission Expires: 9-25-99

              MARK SMITH
[NOTARY SEAL] My Comm Exp. 9/25/99
              Bonded By Service Ins
                 No. CC497988







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